http://schemas.microsoft.com/office/word/2003/wordml2450


                                                 3

                          U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                SEC File Number ___________
                                                CUSIP Number _____________

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form 10-D [ ] Form N-SAR

For Period Ended: September 30, 2017

      [  ] Transition Report on Form 10-K

      [  ] Transition Report on Form 10-Q

      For the Transition Period Ended: ________________________________

---------------------------------

    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

---------------------------------

Part I - Registrant Information
---------------------------------

Full Name of Registrant:  GOLDEN EAGLE INTERNATIONAL, INC.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

     1 Park Plaza, Suite 600

City, State and Zip Code

    Irvine, CA  92614

---------------------------------

Part II - Rules 12b-25(b) and (c)
---------------------------------

    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule
        12b-25(c) has been attached if applicable.
---------------------------------

Part III - Narrative
---------------------------------

     State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company did not complete its financial statements for the period ended September 30, 2017 in sufficient time so as to allow the filing of the report by November 14, 2017.

---------------------------------

Part IV - Other Information
---------------------------------

    (1) Name and telephone number of person to contact in regard to this notification

         William Hart                 (303)                   839-0061
    ---------------------      -------------------      -------------------
          (Name)                    (Area Code)         (Telephone Number)

    (2)  Have all other periodic reports required
         under Section 13 or 15(d) of the Securities
         Exchange Act of 1934 during the preceding l2
         months (or for such shorter period that the
         registrant was required to file such reports)
         been filed? If answer is no, identify report(s).      [X] Yes  [ ] No

    (3)  Is it anticipated that any significant change
         in results of operations from the corresponding
         period for the last fiscal year will be
         reflected by the earnings statements to be included
         in the subject report or portion thereof?             [ ] Yes  [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                        GOLDEN EAGLE INTERNATIONAL, INC.
                      -----------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 13, 2017                   By: /s/ Robert Ferguson
                                              ----------------------------
                                              Robert Ferguson,
                                              Chief Executive Officer



                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).